Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3, No. 333-          ) and related Prospectus of Lafarge S.A. for the registration of Lafarge S.A. debt securities and to the incorporation by reference therein of our reports dated February 6, 2006 with respect to the consolidated financial statements and schedule of Lafarge North America, Inc. (except Note 23 to the Lafarge North America, Inc. financial statements, as to which the date is February 21, 2006), Lafarge North America, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lafarge North America, Inc., included in Lafarge S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 7, 2006